Exhibit 10.34
October 23, 2006
Raj Sundaram
115 S. LaCumbre Lane
Suite 100
Santa Barbara, CA 93105
Dear Raj:
     This letter sets forth the terms and conditions of your relocation as a result of your transfer to DealerTrack, Inc. (the “Company”). As Senior Vice President, Dealer Solutions, you will be based out of our Lake Success, New York office.
The Company will provide you relocation benefits as outlined below (the “Relocation Benefits”) for your reasonable and actual out-of-pocket expenses. You are required to relocate to within a fifty (50) mile radius of the Lake Success office (the “Area”). In order to be eligible for the Relocation Benefits, you must enter into a contract to purchase a home within the Area by December 31, 2007.
If you voluntarily terminate your employment with the Company, or are terminated for cause (as defined in your Senior Executive Employment Agreement) within two years from the date you countersign this letter, you agree to repay the Company on a pro-rata basis any and all funds paid to you directly or indirectly for Relocation Benefits.
•	The Relocation Benefits are:
1.	Reimbursement of commissions on the sale of your current home in California, up to a maximum of 5% of the purchase price. We will also reimburse you for up to a maximum of $12,000 for reasonable and customary closing costs on the sale of your home in California.

2.	Reimbursement of reasonable and customary closing costs incurred on the purchase of a home in New York not to exceed $70,000.
Reasonable and customary closing costs include by way of example:
•	Normal attorney’s fees/escrow fees

•	Appraisal fee for mortgage

•	Mansion Taxes or similar assessments

•	Credit report fee

•	Recording and transfer fees

•	Title insurance

•	Notary fee

•	Survey fee

•	Inspections which are required by the lender
3.	Reimbursement of reasonable temporary housing expenses in the Area through December 31, 2007 while you are living in temporary accommodations.

Raj Sundaram
October 23, 2006
4.	The reasonable costs of the relocation of normal household goods, furniture and two vehicles from your home in California to the Area will be paid for by the Company.

5.	To assist you in the transition and recognizing that you are currently provided with automobile and associated expenses, the Company will provide you with an annual allowance over a three year period. For 2006 you will receive a lump sum of $20,000 payable on September 15, 2006. You will receive $15,000 for 2007 and $10,000 for 2008, payable on the first regular payroll cycle of each year.

6.	To assist you in covering the higher property taxes in New York, the Company will reimburse you up to $14,000 per year for the difference between the amounts of property tax that you would have paid on your home in California had you continued living there and the amount that you are required to pay on your new home in the Area for each of 2006, 2007 and 2008. Such payments will be made within 30 days of your submitting your property tax bill for the applicable year to the Company.

7.	The Company will reimburse you up to $13,000 for the loss of tuition already paid by you for private schooling in California for the academic school year 2006-2007 which is not refundable.
The payment of any Relocation Benefits are subject to you providing reasonable documentation as to your out of pocket costs and expenses. All amounts which are paid as Relocation Benefits that (i) are subject to Federal and State income tax and payroll taxes and (ii) the payment of by you is not deductible for tax purposes; shall be grossed up to ensure you receive the specified payment as a net amount.
If you have any questions related to the terms of relocation, please feel free to contact me at (516) 734-3604.
Sincerely,
/s/ Ana Herrera
Ana Herrera
Vice President, Human Resources
I acknowledge and accept the terms of this letter agreement as stated:

Signature:	/s/ Raj Sundaram

Name:	Raj Sundaram Date: 10/26/06